EXHIBIT 99.1
SIRIUS XM RADIO ANNOUNCES EXCHANGE OF $172.5 MILLION OF EXISTING
CONVERTIBLE SENIOR NOTES DUE 2009 FOR NEW SENIOR SECURED
NOTES DUE 2011
NEW YORK — February 13, 2009 — SIRIUS XM Radio (NASDAQ: SIRI) announced today that XM Satellite Radio Holdings Inc., its wholly-owned subsidiary, had exchanged approximately $172.5 million aggregate principal amount of its outstanding 10% Convertible Senior Notes due December 2009 for a like principal amount of its newly issued Senior Secured Notes due 2011. An aggregate of $400 million in principal amount of the 10% Convertible Senior Notes due December 2009 was outstanding prior to this transaction.
The new Senior Secured Notes will mature on June 1, 2011. The notes will bear interest at the following rates: initially at 10% per annum paid in cash; from December 1, 2009 to December 1, 2010, at 10% per annum paid in cash and 2% per annum paid in kind; and from December 1, 2010 to maturity, at 10% per annum paid in cash and 4% per annum paid in kind. After the exchange, approximately $227.5 million aggregate principal of XM Holdings’ 10% Convertible Senior Notes due 2009 will remain outstanding. The Company received no proceeds from the exchange.
The purchasers of the new Senior Secured Notes will be paid an aggregate structuring fee of $9.45 million, $5.07 million of which was paid in cash and $4.38 million of which was paid in the in the form of shares of the Company’s common stock based on the closing sales price of the Company’s common stock on February 12, 2009, which was $0.074 per share.
The exchange of 10% Convertible Senior Notes due 2009 for new Senior Secured Notes is part of a larger restructuring effort. The Company is in discussions with others with respect to transactions that could refinance some of its and its subsidiaries’ indebtedness. These transactions may not be successfully consummated. If these transactions are not consummated, it may be forced to file for bankruptcy protection as early as February 17, 2009.
The new Senior Secured Notes and the shares of the Company’s common stock were issued today in private placement transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof and have not been registered under the Securities Act or any state securities laws. Unless so registered, neither the new Senior Secured Notes nor the shares of the Company’s common stock may be offered or sold in the United States absent an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws. This news release does not constitute an offer to sell, or the solicitation of an offer to buy the notes or the shares of the Company’s common stock.
Additional details regarding the transaction will be available on the Current Report on Form 8-K the Company expects to file with the Securities and Exchange Commission today.

About SIRIUS XM Radio
SIRIUS XM Radio is America’s satellite radio company delivering commercial-free music channels, premier sports, news, talk, entertainment, traffic and weather, to more than 18.9 million subscribers.
SIRIUS XM Radio has content relationships with an array of personalities and artists, including Howard Stern, Martha Stewart, Oprah Winfrey, Jimmy Buffett, Jamie Foxx, Barbara Walters, Opie & Anthony, Bubba the Love Sponge®, The Grateful Dead, Willie Nelson, Bob Dylan, Tom Petty, and Bob Edwards. SIRIUS XM Radio is the leader in sports programming as the Official Satellite Radio Partner of the NFL, Major League Baseball®, NASCAR®, NBA, NHL®, and PGA TOUR®, and broadcasts major college sports.
SIRIUS XM Radio has arrangements with every major automaker. SIRIUS XM Radio products are available at shop.sirius.com and shop.xmradio.com, and at retail locations nationwide, including Best Buy, RadioShack, Target, Sam’s Club, and Wal-Mart.
SIRIUS XM Radio also offers SIRIUS Backseat TV, the first ever live in-vehicle rear seat entertainment featuring Nickelodeon, Disney Channel and Cartoon Network; XM NavTraffic® service for GPS navigation systems delivers real-time traffic information, including accidents and road construction, for more than 80 North American markets.
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving SIRIUS and XM, including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of SIRIUS’ and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of SIRIUS and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the failure to realize synergies and cost-savings from the merger or delay in realization thereof; the businesses of SIRIUS and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected. Additional factors that could cause SIRIUS’ and XM’s results to differ materially from those described in the forward-looking statements can be found in SIRIUS’ and XM’s Annual Reports on Form 10-K for the year ended December 31, 2007 and their respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 2008, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and SIRIUS and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.
G-SIRI
Contacts for SIRIUS XM Radio:

Media Relations	Investor Relations

Patrick Reilly	Paul Blalock
212-901-6646	212-584-5174
PReilly@siriusradio.com	PBlalock@siriusradio.com

Kelly Sullivan	Hooper Stevens
Joele Frank, Wilkinson Brimmer Katcher	212-901-6718
212-355-4449	HStevens@siriusradio.com
KSullivan@joelefrank.com